Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-98958, 333-92479, 333-43490, 333-48830, 333-72774, 333-122072, 333-122073, 333-129174) of our reports dated August 21, 2006, with respect to the consolidated financial statements of Cree, Inc., Cree, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cree, Inc., included in the Annual Report (Form 10-K) for the year ended June 25, 2006.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 21, 2006